FOR IMMEDIATE RELEASE

November 18, 2004

THE WALT DISNEY COMPANY REPORTS RESULTS FOR THE YEAR AND QUARTER ENDED
SEPTEMBER 30, 2004

•	EPS before the cumulative effect of accounting change for the year increased sharply to $1.12 compared to $0.65 in the prior year, driven by segment operating income growth at all of the operating segments.

•	EPS for the fourth quarter increased to $0.25 from $0.20 in the prior-year quarter, helped by operating income growth at Media Networks, Parks and Resorts and Consumer Products, partially offset by a decrease at Studio Entertainment.

•	EPS for the fourth quarter was also favorably impacted by the settlement of certain income tax matters totaling approximately $0.06 per share as compared to a similar benefit of approximately $0.03 per share in the prior-year quarter.

•	Cash flow from operations and free cash flow for the year increased to record high levels for the Company of $4.4 billion and $2.9 billion, respectively.

     BURBANK, Calif. — The Walt Disney Company today reported higher fourth quarter earnings and significantly increased earnings and record cash flow for their fiscal year ended September 30, 2004.

     Diluted earnings per share for the year were $1.12, an increase of 72% compared to prior-year earnings per share of $0.65 before the cumulative effect of an accounting change.

     For the fourth quarter, diluted earnings per share were $0.25, compared to $0.20 in the prior-year fourth quarter.

     “By any measure, 2004 was an outstanding year for The Walt Disney Company,” said Disney CEO Michael Eisner. “All three of our core financial measures — cash flow, earnings per share and return on invested capital — showed strong growth, and we increased our operating income at each of our operating segments demonstrating the balanced nature of the company’s performance. As we begin the new fiscal year, our focus remains on delivering long-term value to our shareholders through the continued creation of the kind of outstanding content that widens the global appeal of our great existing brands and helps build exciting new ones.”

     Revenues, segment operating income, income before the cumulative effect of accounting change, net income and diluted earnings per share amounts for the year and quarter are as follows (in millions, except per share amounts):

	Year Ended			Three Months Ended
	September 30,			September 30,
	2004 (1)	2003	Change	2004 (1)	2003	Change
Revenues	$30,752	$27,061	14%	$7,543	$7,014	8%
Segment operating income	$4,488	$3,174	41%	$899	$830	8%
Income before the cumulative effect of accounting change	$2,345	$1,338	75%	$516	$415	24%
Net income	$2,345	$1,267	85%	$516	$415	24%
Diluted earnings per share before the cumulative effect of accounting change	$1.12	$0.65	72%	$0.25	$0.20	25%
Diluted earnings per share	$1.12	$0.62	81%	$0.25	$0.20	25%

(1)	As discussed further below, the Company adopted FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (FIN 46R) and as a result, consolidated the balance sheets of Euro Disney and Hong Kong Disneyland as of March 31, 2004 and the income and cash flow statements beginning April 1, 2004, the beginning of the Company’s current fiscal third quarter. Under FIN 46R transition rules, Euro Disney and Hong Kong Disneyland’s operating results continued to be accounted for on the equity method for the six month period ended March 31, 2004.

     Earnings per share for the current year include a benefit in the fourth quarter from the favorable settlement of certain income tax matters ($120 million or $0.06 per share). This benefit was partially offset by restructuring and impairment charges ($64 million or $0.02 per share) in connection with the sale of the Disney Stores in North America, the majority of which were recorded in the third quarter. Earnings per share for the prior year included a $0.04 negative impact due to the write-off of an aircraft leveraged lease investment during the first quarter and a $0.03 benefit from the favorable settlement of certain income tax matters in the fourth quarter. In the fourth quarter of 2003, the Company adopted EITF

No.00-21, Revenue Arrangements with Multiple Deliverables, which resulted in an after-tax charge of $71 million for the cumulative effect of a change in accounting principle as of the beginning of fiscal 2003.

Operating Results

Media Networks

     Media Networks revenues for the year increased 8% to $11.8 billion, and segment operating income increased 79% to $2.2 billion. For the quarter, revenues increased 10% to $2.9 billion and segment operating income increased 50% to $448 million from $298 million in the prior year. See Table A for further detail of Media Networks results.

     For the year, segment operating income reflected stronger performance at ESPN as a result of higher affiliate and advertising revenues and lower NFL rights amortization, improvements at the ABC Television network primarily due to higher advertising revenue, increases at the domestic and international Disney Channels driven by higher affiliate revenue, and growth at ABC Family due to higher advertising revenue.

     Segment operating income attributable to broadcasting improved by $208 million for the year driven by higher advertising revenues at the ABC Television Network and lower programming and production costs, partially offset by higher pension and other administrative costs and higher costs for the Company’s MovieBeam venture. Increased advertising revenues were primarily due to higher rates at the ABC television network, partially offset by lower ratings. Lower programming and production costs reflected lower sports programming costs due primarily to the airing of the Super Bowl in the prior year. Additionally, the prior year included higher news production costs due to coverage of the military conflict in Iraq.

     For the fourth quarter, segment operating loss attributable to broadcasting declined by $4 million, as higher advertising sales at the ABC television network were largely offset by higher administrative costs and higher MovieBeam costs.

     Segment operating income attributable to cable increased by $748 million for the year, primarily due to higher affiliate and advertising revenue at ESPN, lower NFL programming costs at ESPN, higher affiliate revenue at the domestic and international Disney Channels, the favorable impact of a bankruptcy settlement with a cable operator in Latin America and higher advertising revenue at ABC Family. These increases were partially offset by other programming, sales, marketing, pension, and administrative cost increases. Higher affiliate revenue at ESPN was primarily due to contractual rate adjustments while increases at the Disney Channels were primarily due to subscriber growth. Lower NFL programming costs were primarily due to lower amortization for the NFL contract due to commencing the three-year option period. The increase in advertising revenue at ABC Family was primarily due to increased ratings.

     For the fourth quarter, segment operating income attributable to cable increased by $146 million, primarily due to similar revenue gains as discussed above, partially offset by higher sales, marketing and programming cost increases.

Parks and Resorts

     Parks and Resorts revenues for the year increased 21% to $7.8 billion and segment operating income increased 17% to $1.1 billion. For the quarter, revenues increased 31% to $2.2 billion and segment operating income increased 25% to $282 million. The consolidation of Euro Disney and Hong Kong Disneyland (principally Euro Disney) contributed $715 million of the increase in revenue and $64 million of the increase in operating income for the year and $383 million and $49 million of the increase in revenue and segment operating income for the quarter, respectively. Excluding these consolidation impacts, revenue grew $623 million (or 10%) and segment operating income increased $102 million (or 11%) for the year; and for the quarter, revenue grew $131 million (or 8%) and segment operating income increased $8 million (or 4%). See tables C, D, E, F, and G for the impact of consolidating Euro Disney and Hong Kong Disneyland.

     Excluding the consolidation impacts, revenue and operating income growth for the year was primarily driven by increases at Walt Disney World. Growth for the quarter reflected improvements at Disneyland primarily due to increased per capita guest spending driven by ticket price increases and less discounting.

     Revenue and operating income growth at the Walt Disney World Resort for the year was primarily driven by higher theme park attendance, hotel occupancy and guest spending at the theme parks. Higher visitation at Walt Disney World from both domestic and international tourists as well as Florida residents reflected the continued success of Mission: SPACE, Mickey’s PhilharMagic and Disney’s Pop Century Resort

and improvements in travel and tourism. Increased guest spending was driven by ticket price increases and less discounting. For the quarter, operating income at Walt Disney World decreased slightly as increased guest spending was offset by decreased attendance as a result of the Florida hurricanes, which resulted in the temporary closure of the theme parks and increased costs. Higher guest spending at Disneyland for the year and quarter was also driven by ticket price increases and less discounting.

     Costs and expenses increased $1.2 billion for the year, of which, $651 million was due to the consolidation of Euro Disney and, to a lesser extent, Hong Kong Disneyland. For the quarter, costs and expenses increased $457 million, of which $334 million was due to the consolidation of Euro Disney and Hong Kong Disneyland. The remaining increases of $521 million and $123 million, for the year and quarter, respectively, were driven primarily by higher labor and other volume related expenses and increased costs for employee benefits, marketing and sales initiatives, depreciation, new product offerings and information technology.

Studio Entertainment

     Studio Entertainment revenue for the year increased 18% to $8.7 billion and segment operating income increased 7% to $662 million. For the quarter, revenues decreased 14% to $1.9 billion and segment operating income decreased to $23 million from $205 million in the prior-year quarter.

     Segment operating income growth for the year was primarily driven by improvements in worldwide home entertainment and television distribution, partially offset by declines in worldwide theatrical motion picture distribution. The improvement in worldwide home entertainment revenues was driven by higher DVD sales of current year titles including Disney/Pixar’s Finding Nemo, Pirates of the Caribbean and The Lion King Platinum Release as compared to the prior year, which included Lilo & Stitch and Beauty and the Beast. Television distribution growth was driven by higher pay television revenues due to better performing live-action titles. Lower theatrical motion picture distribution revenues reflected the weaker performance of current year titles including Home on the Range, The Alamo and King Arthur as compared to the prior year, which included the strong performances of Finding Nemo and Pirates of the Caribbean.

     Lower segment operating income for the quarter was primarily due to declines in worldwide home entertainment and worldwide theatrical motion picture distribution, partially offset by improvements in television distribution, as well as lower production and development write-offs. The decrease in worldwide theatrical motion picture distribution results reflected lower performance of current period titles compared to strong prior year performances of Pirates of the Caribbean and Finding Nemo. Lower domestic home entertainment revenues reflected weaker performance of current period titles which included Kill Bill Vol. 2 and Hidalgo, compared to the prior year quarter titles which included Chicago, Bringing Down the House and Gangs of New York. Revenue increases in television distribution reflected higher pay television revenues for live-action titles.

Consumer Products

     Consumer Products revenues for the year increased 7% to $2.5 billion and segment operating income increased 39% to $534 million. Revenues for the quarter increased 10% to $618 million and segment operating income increased 43% to $146 million.

     Higher segment operating income for the year was driven by an improvement of $117 million at the Disney Store as well as increases at merchandise licensing and publishing. The improvement at the Disney Store was driven by cost reductions due to overhead savings, the impact of the closure of underperforming stores in North America and margin improvements. Merchandise licensing increases were due to higher sales of the home infant gift collection, stationery products, fast moving consumer goods, apparel and accessories driven by the strong performance of Disney Princess and certain film properties. Growth at publishing was primarily due to the strong performance of Finding Nemo books and W.I.T.C.H. magazines.

     Higher segment operating income for the quarter was primarily due to an improvement of $48 million at the Disney Stores, due to the factors described above.

Restructuring and Impairment Charges

     On October 19, 2004, the Company entered into a definitive agreement to sell substantially all of the Disney Store chain in North America under a long-term licensing arrangement to a wholly-owned subsidiary of the Children’s Place (“TCP”). Pursuant to the terms of the sale, the Disney Store will retain its lease obligation and will be a wholly owned subsidiary of TCP following the transaction. TCP will also pay the Company a royalty on the physical retail store sales beginning on the second anniversary of the closing date of the sale.

     During the year, the Company recorded $64 million of restructuring and impairment charges related to the Disney Store. The bulk of the charge ($50 million) was an impairment of the carrying value of the fixed assets related to the stores to be sold which was recorded in the third quarter. Additional charges recorded during the year related to the closure of stores that would not be sold and to transaction costs related to the sale.

     Subject to the satisfaction of certain closing conditions customary for a transaction of this kind, such as third party consents and regulatory approvals, the transaction is scheduled to close during November 2004. Additional charges for working capital and other adjustments will be reported at the date of closing. Additional transaction and restructuring costs will also be recognized later in fiscal 2005. We expect that the total costs that will be recorded in fiscal 2005 could range from $40 million to $50 million.

Corporate and Unallocated Shared Expenses

     Corporate and unallocated shared expenses decreased 3% for the year and the fourth quarter to $428 million and $144 million, respectively. The current year reduction reflected favorable legal settlements, partially offset by higher legal and other administrative costs.

Net Interest Expense

     Net interest expense was as follows (in millions):

	Year Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Interest expense	$(629)	$(666)	$(167)	$(139)
Aircraft leveraged lease investment write off	(16)	(114)	(16)	—
Interest and investment income (loss)	28	(13)	12	5

Net interest expense	$(617)	$(793)	$(171)	$(134)

     Excluding an increase of $51 million for the year and $24 million for the quarter due to the consolidation of Euro Disney and Hong Kong Disneyland, interest expense decreased $88 million (or 13%) for the year and increased $4 million (or 3%) for the quarter. Lower interest expense for the year was primarily due to lower average debt balances.

     Interest and investment income (loss) for the year, was income of $28 million compared to a loss of $13 million in the prior year. The current year includes interest income for Euro Disney and Hong Kong Disneyland, while the prior-year period included a loss on the early repayment of certain borrowings.

Equity in the Income of Investees

     Income from equity investees, consisting primarily of A&E Television, Lifetime Television and E! Entertainment Television, increased 11% to $372 million for the year and decreased 21% to $72 million for the quarter. The current year increase was driven by stronger performance at A&E, Lifetime, and E! Entertainment Television. The improvements at A&E and E! were driven by advertising revenue increases and the increase at Lifetime was due to lower programming costs. The decrease during the quarter reflected higher programming costs at Lifetime and E! Entertainment.

Income Taxes

     The effective income tax rate was 32.0% for the year and 10.0% for the fourth quarter compared to 35.0% and 27.0% for the prior year and fourth quarter, respectively. Both the year and fourth quarter comparisons were affected by the income tax settlements discussed above.

Stock Repurchases

     During the fourth quarter, the Company repurchased 14.9 million shares of Disney common stock for approximately $335 million. As of September 30, 2004, the Company had authorization in place to repurchase approximately 315 million additional shares.

Borrowings and Cash Flow

     Total borrowings and net borrowings are detailed below (in millions):

	Sept. 30,	Sept. 30,
	2004	2003	Change
Amounts including Euro Disney and Hong Kong Disneyland (1):
Current portion of borrowings (2)	$4,093	$2,457	$1,636
Long-term borrowings	9,395	10,643	(1,248)

Total borrowings	13,488	13,100	388
Less: cash and cash equivalents	(2,042)	(1,583)	(459)

Net borrowings (3)	$11,446	$11,517	$(71)

Net borrowings (3)	$11,446	$11,517	$(71)
Less: net borrowings of Euro Disney and Hong Kong Disneyland	(2,454)	—	(2,454)

Net borrowings excluding Euro Disney and Hong Kong Disneyland (4)	$8,992	$11,517	$(2,525)

(1)	As discussed below, pursuant to FIN 46R, the Company has consolidated the balance sheets of Euro Disney and Hong Kong Disneyland as of March 31, 2004.

(2)	All of Euro Disney’s borrowings totaling $2.2 billion are classified as current liabilities in the consolidated balance sheet as they are subject to acceleration if the current restructuring plan is not finalized.

(3)	Net borrowings is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows.

(4)	Net borrowings excluding Euro Disney and Hong Kong Disneyland is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

     Excluding the impact of consolidating Euro Disney and Hong Kong Disneyland, net borrowings decreased from $11.5 billion at September 30, 2003 to $9.0 billion at September 30, 2004 as free cash flow was used to pay down borrowings.

     Cash provided by operations and free cash flow are detailed below (in millions):

	Year Ended September 30,
	2004	2003	Change
Cash provided by operations	$4,370	$2,901	$1,469
Investments in parks, resorts and other property	(1,427)	(1,049)	(378)

Free cash flow (1)	$2,943	$1,852	$1,091

(1)	Free cash flow is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

     The increase in free cash flow for the year as compared to the prior year was due primarily to increased net income and lower film and television spending (the latter due in large part to timing). The Company expects to incur a higher net cash investment in film and television productions in fiscal 2005. The increases in fiscal 2004 were partially offset by higher capital expenditures which included the impact of consolidating Euro Disney and Hong Kong Disneyland.

     Investments in parks, resorts and other property were primarily for new rides and attractions at the theme parks and for company-wide information technology projects at corporate. Capital expenditures by business segment are as follows (in millions):

	Year Ended September 30,
	2004	2003
Media Networks	$221	$203
Parks and Resorts:
Domestic	719	577
International (1)	289	—
Studio Entertainment	39	49
Consumer Products	14	44
Corporate and unallocated shared expenditures	145	176

	$1,427	$1,049

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s capital expenditures beginning April 1, 2004. Capital expenditures for Hong Kong Disneyland totaled $251 million of which $202 million was funded by partner contributions and bank borrowings which are included in financing activities in the consolidated statement of cash flows.

Non-GAAP Financial Metrics

     This earnings release presents net borrowings, net borrowings excluding Euro Disney and Hong Kong Disneyland, free cash flow and aggregate segment operating income which are important financial metrics for the Company but are not GAAP-defined metrics.

Net borrowings — The Company believes that net borrowings provide investors with useful information regarding our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Net borrowings excluding Euro Disney and Hong Kong Disneyland — The Company uses net borrowings excluding Euro Disney and Hong Kong Disneyland to evaluate direct claims on the general assets of the Company separate from the direct claims on the assets of Euro Disney and Hong Kong Disneyland. The Company believes that this information is useful to investors because it allows investors to evaluate the effects on our borrowings and cash and cash equivalents resulting from the adoption of FIN 46R.

     The following table reconciles net borrowings excluding Euro Disney and Hong Kong Disneyland to total borrowings and net borrowings at September 30, 2004 (in millions):

	Amounts excluding
	Euro Disney and	Euro Disney
	Hong Kong	and Hong Kong
	Disneyland	Disneyland	Total
Current portion of borrowings	$1,872	$2,221	$4,093
Long-term borrowings	8,850	545	9,395

Total borrowings	10,722	2,766	13,488
Cash and cash equivalents	(1,730)	(312)	(2,042)

Net borrowings	$8,992	$2,454	$11,446

     Free cash flow — The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures.

Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends.

Aggregate segment operating income — The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

     These measures should be used in conjunction with GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, net borrowings excluding Euro Disney and Hong Kong Disneyland, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

FORWARD-LOOKING STATEMENTS

     Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives and information technology improvements, as well as from developments beyond the Company’s control, including international, political, health concern, weather related and military developments that may affect travel and leisure businesses generally and changes in domestic and global economic conditions that may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits and demand for consumer products. Changes in domestic competitive conditions and technological developments may also affect performance of all significant company businesses.

     Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003 under the heading “Factors that may affect forward-looking statements.”

The Walt Disney Company
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Year Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$30,752	$27,061	$7,543	$7,014
Costs and expenses	(26,704)	(24,348)	(6,792)	(6,336)
Gain on the sale of business	—	16	—	—
Restructuring and impairment charges	(64)	(16)	(5)	(1)
Net interest expense	(617)	(793)	(171)	(134)
Equity in the income of investees	372	334	72	91

Income before income taxes, minority interests and the cumulative effect of accounting change	3,739	2,254	647	634
Income taxes	(1,197)	(789)	(65)	(171)
Minority interests	(197)	(127)	(66)	(48)

Income before the cumulative effect of accounting change	2,345	1,338	516	415
Cumulative effect of accounting change	—	(71)	—	—

Net income	$2,345	$1,267	$516	$415

Earnings per share before the cumulative effect of accounting change:
Diluted (1)	$1.12	$0.65	$0.25	$0.20

Basic	$1.14	$0.65	$0.25	$0.20

Earnings per share:
Diluted (1)	$1.12	$0.62	$0.25	$0.20

Basic	$1.14	$0.62	$0.25	$0.20

Average number of common and common equivalent shares outstanding:
Diluted	2,106	2,067	2,105	2,095

Basic	2,049	2,043	2,050	2,044

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $21 million and $6 million for the year and quarter ended September 30, 2004, respectively, and $10 million and $6 million for the year and quarter ended September 30, 2003, respectively.

The Walt Disney Company
SEGMENT RESULTS
(unaudited, in millions)

	Year Ended			Three Months Ended
	September 30,			September 30,
	2004	2003	Change	2004	2003	Change
Revenues:
Media Networks	$11,778	$10,941	8%	$2,887	$2,635	10%
Parks and Resorts	7,750	6,412	21%	2,162	1,648	31%
Studio Entertainment	8,713	7,364	18%	1,876	2,171	(14)%
Consumer Products	2,511	2,344	7%	618	560	10%

	$30,752	$27,061	14%	$7,543	$7,014	8%

Segment operating income:
Media Networks	$2,169	$1,213	79%	$448	$298	50%
Parks and Resorts	1,123	957	17%	282	225	25%
Studio Entertainment	662	620	7%	23	205	(89)%
Consumer Products	534	384	39%	146	102	43%

	$4,488	$3,174	41%	$899	$830	8%

     The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes, minority interests and the cumulative effect of accounting change is as follows:

	Year Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Segment operating income	$4,488	$3,174	$899	$830
Corporate and unallocated shared expenses	(428)	(443)	(144)	(148)
Amortization of intangible assets	(12)	(18)	(4)	(4)
Gain on the sale of business	—	16	—	—
Restructuring and impairment charges	(64)	(16)	(5)	(1)
Net interest expense	(617)	(793)	(171)	(134)
Equity in the income of investees	372	334	72	91

Income before income taxes, minority interests and the cumulative effect of accounting change	$3,739	$2,254	$647	$634

     Depreciation expense is as follows:

	Year Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Media Networks	$172	$169	$48	$41
Parks and Resorts
Domestic	710	681	170	152
International (1)	95	—	47	—
Studio Entertainment	22	39	8	11
Consumer Products	44	63	6	16

Segment depreciation expense	1,043	952	279	220
Corporate	155	107	47	27

Total depreciation expense	$1,198	$1,059	$326	$247

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s depreciation expense beginning April 1, 2004, the start of the Company’s third quarter of fiscal 2004.

The Walt Disney Company
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	September 30,	September 30,
	2004	2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,042	$1,583
Receivables	4,558	4,238
Inventories	775	703
Television costs	484	568
Deferred income taxes	772	674
Other current assets	738	548

Total current assets	9,369	8,314
Film and television costs	5,938	6,205
Investments	1,292	1,849
Parks, resorts and other property, at cost Attractions, buildings and equipment	25,168	19,499
Accumulated depreciation	(11,665)	(8,794)

	13,503	10,705
Projects in progress	1,852	1,076
Land	1,127	897

	16,482	12,678
Intangible assets, net	2,815	2,786
Goodwill	16,966	16,966
Other assets	1,040	1,190

	$53,902	$49,988

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,623	$5,044
Current portion of borrowings	4,093	2,457
Unearned royalties and other advances	1,343	1,168

Total current liabilities	11,059	8,669
Borrowings	9,395	10,643
Deferred income taxes	2,950	2,712
Other long-term liabilities	3,619	3,745
Minority interests	798	428
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value
Authorized — 100 million shares, Issued — none	—	—
Common stock
Common stock — Disney, $.01 par value
Authorized — 3.6 billion shares, Issued — 2.1 billion shares	12,447	12,154
Common stock — Internet Group, $.01 par value
Authorized — 1.0 billion shares, Issued — none	—	—
Retained earnings	15,732	13,817
Accumulated other comprehensive loss	(236)	(653)

	27,943	25,318
Treasury stock, at cost, 101.6 million shares at September 30, 2004 and 86.7 million shares at September 30, 2003	(1,862)	(1,527)

	26,081	23,791

	$53,902	$49,988

The Walt Disney Company
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended
	September 30,
	2004	2003
OPERATING ACTIVITIES
Net income	$2,345	$1,267

Depreciation	1,198	1,059
Amortization of intangible assets	12	18
Deferred income taxes	(98)	441
Equity in the income of investees	(372)	(334)
Cash distributions received from equity investees	408	340
Restructuring and impairment charges	52	13
Write-off of aircraft leveraged lease	16	114
Minority interests	197	127
Change in film and television costs	460	(369)
Changes in noncurrent assets and liabilities, and other	203	(39)

	2,076	1,370

Changes in working capital
Receivables	(115)	(194)
Inventories	(40)	(6)
Other current assets	(89)	(28)
Accounts payable and other accrued liabilities	237	275
Television costs	(44)	217

	(51)	264

Cash provided by operations	4,370	2,901

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,427)	(1,049)
Other	(57)	15

Cash used by investing activities	(1,484)	(1,034)

FINANCING ACTIVITIES
Borrowings	176	1,635
Reduction of borrowings	(2,479)	(2,059)
Commercial paper borrowings, net	100	(721)
Repurchases of common stock	(335)	—
Dividends	(430)	(429)
Minority partner contributions	66	—
Exercise of stock options and other	201	51

Cash used by financing activities	(2,701)	(1,523)

Increase in cash and cash equivalents	185	344
Cash and cash equivalents due to the initial consolidation of Euro Disney and Hong Kong Disneyland	274	—
Cash and cash equivalents, beginning of period	1,583	1,239

Cash and cash equivalents, end of period	$2,042	$1,583

Table A

MEDIA NETWORKS
(unaudited, in millions)

Year Ended September 30,	2004	2003	Change
Revenues:
Broadcasting	$5,368	$5,418	(1)%
Cable Networks	6,410	5,523	16%

	$11,778	$10,941	8%

Segment operating income (loss):
Broadcasting	$245	$37	nm
Cable Networks	1,924	1,176	64%

	$2,169	$1,213	79%

Depreciation expense:
Broadcasting	$102	$91	12%
Cable Networks	70	78	(10)%

	$172	$169	2%

Quarter Ended September 30,	2004	2003	Change
Revenues:
Broadcasting	$1,172	$1,216	(4)%
Cable Networks	1,715	1,419	21%

	$2,887	$2,635	10%

Segment operating income (loss):
Broadcasting	$(75)	$(79)	5%
Cable Networks	523	377	39%

	$448	$298	50%

Depreciation expense:
Broadcasting	$27	$23	17%
Cable Networks	21	18	17%

	$48	$41	17%

Table B

     The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense based on the fair value approach methodology:

	Year Ended		Three Months Ended
	September 30,		September 30,
(unaudited, in millions, except per share data)	2004	2003	2004	2003
Net income:
As reported	$2,345	$1,267	$516	$415
Pro forma after option expense	2,090	973	449	334
Diluted earnings per share:
As reported	1.12	0.62	0.25	0.20
Pro forma after option expense	1.00	0.48	0.22	0.16

     These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.

     Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period and assumes conversion of the Company’s convertible senior notes. The dilution from employee options increases as the Company’s share price increases, as shown below:

Average			Percentage of
Disney	Total	Incremental Diluted	Average Shares	Hypothetical Q4 2004
Share Price	In-the-Money Options	Shares (1)	Outstanding	EPS Impact (3)
$23.13	105 mil	— (2)	—	$0.000
25.00	134 mil	5 mil	0.24%	(0.001)
30.00	160 mil	18 mil	0.86%	(0.002)
40.00	221 mil	44 mil	2.09%	(0.005)
50.00	230 mil	61 mil	2.90%	(0.007)

(1)	Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method. Under the treasury stock method, the proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.

(2)	Fully diluted shares outstanding for the quarter ended September 30, 2004 total 2,105 million and include the dilutive impact of in-the-money options at the average share price for the period of $23.13 and assumes conversion of the convertible senior notes. At the average share price of $23.13, the dilutive impact of in-the-money options was 11 million shares for the quarter.

(3)	Based upon Q4 2004 earnings of $516 million or $0.25 diluted earnings per share.

Table C

The Walt Disney Company
CONDENSED CONSOLIDATING INCOME STATEMENT WORKSHEET
(unaudited, in millions)

     In December 2003, the Financial Accounting Standards Board amended FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) by issuing FIN 46R which generally deferred the effective date of FIN 46 to March 31, 2004. The Company adopted FIN 46R and as a result, began consolidating the balance sheets of Euro Disney and Hong Kong Disneyland on March 31, 2004. The Company began consolidating the income and cash flow statements of Euro Disney and Hong Kong Disneyland beginning April 1, 2004, the beginning of the fiscal third quarter. Under FIN 46R transition rules, the operating results and cash flows of Euro Disney and Hong Kong Disneyland continued to be accounted for on the equity method for the six-month period ended March 31, 2004. This table C as well as tables D, E, F and G that follow, provide supplemental information on the impact of consolidating Euro Disney and Hong Kong Disneyland.

     The following supplemental worksheet presents the condensed consolidating income statement of the Company for the year and quarter ended September 30, 2004, reflecting the impact of consolidating the income statements of Euro Disney and Hong Kong Disneyland beginning April 1, 2004.

	Before Euro Disney and Hong Kong	Euro Disney, Hong Kong Disneyland and
Year Ended September 30, 2004	Disneyland Consolidation	Adjustments	Total
Revenues	$30,037	$715	$30,752
Cost and expenses	(26,053)	(651)	(26,704)
Restructuring and impairment charges	(64)	—	(64)
Net interest expense	(575)	(42)	(617)
Equity in the income of investees	398	(26)	372

Income before income taxes and minority interests	3,743	(4)	3,739
Income taxes	(1,199)	2	(1,197)
Minority interests	(199)	2	(197)

Net income	$2,345	$—	$2,345

	Before Euro Disney and Hong Kong	Euro Disney, Hong Kong Disneyland and
Three Months Ended September 30, 2004	Disneyland Consolidation	Adjustments	Total
Revenues	$7,160	$383	$7,543
Cost and expenses	(6,458)	(334)	(6,792)
Restructuring and impairment charges	(5)	—	(5)
Net interest expense	(149)	(22)	(171)
Equity in the income of investees	102	(30)	72

Income before income taxes and minority interests	650	(3)	647
Income taxes	(67)	2	(65)
Minority interests	(67)	1	(66)

Net income	$516	$—	$516

Table D

The Walt Disney Company
CONDENSED CONSOLIDATING BALANCE SHEET WORKSHEET
(unaudited, in millions)

     This supplemental worksheet presents the condensed consolidating balance sheet of the Company, reflecting the impact of consolidating the balance sheets of Euro Disney and Hong Kong Disneyland as of September 30, 2004.

	Before Euro Disney	Euro Disney,
	and Hong Kong	Hong Kong
	Disneyland	Disneyland
	Consolidation	and Adjustments	Total
Cash and cash equivalents	$1,730	$312	$2,042
Other current assets	7,103	224	7,327

Total current assets	8,833	536	9,369
Investments	1,991	(699)	1,292
Fixed assets	12,529	3,953	16,482
Intangible assets	2,815	—	2,815
Goodwill	16,966	—	16,966
Other assets	6,843	135	6,978

Total assets	$49,977	$3,925	$53,902

Current portion of borrowings (1)	$1,872	$2,221	$4,093
Other current liabilities	6,349	617	6,966

Total current liabilities	8,221	2,838	11,059
Borrowings	8,850	545	9,395
Deferred income taxes	2,950	—	2,950
Other long term liabilities	3,394	225	3,619
Minority interests	487	311	798
Shareholders’ equity	26,075	6	26,081

Total liabilities and shareholders’ equity	$49,977	$3,925	$53,902

(1)	All of Euro Disney’s borrowings are classified as current as they are subject to acceleration if the current restructuring plan is not completed.

Table E

The Walt Disney Company
CONDENSED CONSOLIDATING CASH FLOW STATEMENT WORKSHEET
(unaudited, in millions)

     The following supplemental worksheet presents the condensed consolidating cash flow statement of the Company for the year ended September 30, 2004, reflecting the impact of consolidating the cash flow statements of Euro Disney and Hong Kong Disneyland beginning April 1, 2004.

	Before Euro
	Disney and	Euro Disney,
	Hong Kong	Hong Kong
	Disneyland	Disneyland and
	Consolidation	Adjustments	Total
Cash provided by operations	$4,283	$87	$4,370
Investments in parks, resorts and other property	(1,138)	(289)	(1,427)

Free cash flow	3,145	(202)	2,943
Other investing activities	(107)	50	(57)
Cash provided (used) by financing activities	(2,891)	190	(2,701)

Increase in cash and cash equivalents	147	38	185
Cash and cash equivalents, beginning of period	1,583	—	1,583
Cash and cash equivalents, due to the initial consolidation of Euro Disney and Hong Kong Disneyland	—	274	274

Cash and cash equivalents, end of period	$1,730	$312	$2,042

Table F

The Walt Disney Company
QUARTERLY CONDENSED CONSOLIDATED INCOME STATEMENT WORKSHEET
(unaudited, in millions, except per share data)

     This supplemental worksheet presents quarterly and year-to-date operating results for fiscal 2004 as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of fiscal 2003.

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	Dec 31, 2003	Mar 31, 2004	June 30, 2004	Sept 30, 2004	Sept 30, 2004
Revenues:
Media Networks	$3,114	$2,846	$2,931	$2,887	$11,778
Parks and Resorts	1,944	1,940	2,288	2,162	8,334
Studio Entertainment	2,964	2,162	1,711	1,876	8,713
Consumer Products	840	512	541	618	2,511

	$8,862	$7,460	$7,471	$7,543	$31,336

Segment operating income:
Media Networks	$344	$704	$673	$448	$2,169
Parks and Resorts	238	139	421	282	1,080
Studio Entertainment	458	153	28	23	662
Consumer Products	237	75	76	146	534

	1,277	1,071	1,198	899	4,445
Corporate and unallocated shared expenses	(103)	(82)	(99)	(144)	(428)
Amortization of intangible assets	(3)	(2)	(3)	(4)	(12)
Restructuring and impairment charges	—	(3)	(56)	(5)	(64)
Net interest expense	(181)	(183)	(151)	(171)	(686)
Equity in the income of investees	113	124	126	72	435

Income before income taxes and minority interests	1,103	925	1,015	647	3,690
Income taxes	(410)	(357)	(365)	(65)	(1,197)
Minority interests	(5)	(31)	(46)	(66)	(148)

Net income	$688	$537	$604	$516	$2,345

Earnings per share:
Diluted (1)	$0.33	$0.26	$0.29	$0.25	$1.12

Basic	$0.34	$0.26	$0.29	$0.25	$1.14

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million, $5 million, $5 million, $6 million and $21 million for the first quarter, second quarter, third quarter, fourth quarter and the year, respectively.

Table G

The Walt Disney Company
QUARTERLY CONDENSED CONSOLIDATED INCOME STATEMENT WORKSHEET
(unaudited, in millions, except per share data)

     This supplemental worksheet presents quarterly and year-to-date operating results as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of fiscal 2003.

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	Dec 31, 2002	Mar 31, 2003	June 30, 2003	Sept 30, 2003	Sept 30, 2003
Revenues:
Media Networks	$2,944	$2,653	$2,709	$2,635	$10,941
Parks and Resorts	1,808	1,702	2,014	1,960	7,484
Studio Entertainment	1,891	1,862	1,440	2,171	7,364
Consumer Products	787	500	497	560	2,344

	$7,430	$6,717	$6,660	$7,326	$28,133

Segment operating income (loss):
Media Networks	$(71)	$400	$586	$298	$1,213
Parks and Resorts	230	112	390	267	999
Studio Entertainment	138	206	71	205	620
Consumer Products	190	53	39	102	384

	487	771	1,086	872	3,216
Corporate and unallocated shared expenses	(102)	(93)	(100)	(148)	(443)
Amortization of intangible assets	(5)	(7)	(2)	(4)	(18)
Gain on the sale of business	—	—	16	—	16
Net interest expense	(319)	(205)	(213)	(157)	(894)
Equity in the income of investees	97	78	99	84	358
Restructuring and impairment charges	—	—	(15)	(1)	(16)

Income before income taxes, minority interests and cumulative effect of accounting change	158	544	871	646	2,219
Income taxes	(77)	(219)	(322)	(171)	(789)
Minority interests	26	(11)	(47)	(60)	(92)

Income before cumulative effect of accounting change	107	314	502	415	1,338
Cumulative effect of accounting change	(71)	—	—	—	(71)

Net income	$36	$314	$502	$415	$1,267

Earnings per share before cumulative effect of accounting change:
Diluted (1)	$0.05	$0.15	$0.24	$0.20	$0.65

Basic	$0.05	$0.15	$0.25	$0.20	$0.65

Earnings per share after cumulative effect of accounting change:
Diluted (1)	$0.02	$0.15	$0.24	$0.20	$0.62

Basic	$0.02	$0.15	$0.25	$0.20	$0.62

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $4 million, $6 million and $10 million for the third quarter, fourth quarter and year, respectively.